EXHIBIT 10.3
RELEASE
     WHEREAS, Michele J. Langstaff (“Employee”) was an employee of eFunds Corporation, a Delaware corporation (the “Company”);
     WHEREAS, Employee’s employment with the Company was terminated effective as of February 20, 2006 (the “Separation Date”);
     WHEREAS, Employee and the Company have previously entered into that certain Separation Agreement, dated as of December 15, 2005 (the “Separation Agreement”), pursuant to which the Company has agreed to make certain payments to Employee following the termination of her employment; and
     WHEREAS, it is a condition to the Company’s obligation to make the payments provided for in the Separation Agreement that Employee execute, deliver and not rescind this Release.
     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, Employee and the Company hereby agree as follows:
     1. Release.
          (a) As consideration for the promises of the Company contained in the Separation Agreement, Employee, for herself and her successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Employee (collectively, “Claims”) which she has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the “Controlled Group”) and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies (“the Released Parties”) arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Separation Date (the “Released Matters”), including, without limitation, any Claims based on or arising out of Employee’s employment with the Controlled Group and the cessation of that employment; provided, however, that this Release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify Employee against any Claims brought against Employee by any third party by reason of Employee’s status as an officer or employee of the Controlled Group; and, provided, further, that if the Company should hereinafter assert any cause of action against Employee in any court or before any arbitrator, this Release shall be rescinded and thereafter be wholly null and void. So long as this Release remains effective as against Employee, Employee agrees that she will not, and will cause her affiliates not to, institute any legal proceedings against the Released Parties in respect of any Claim nor will she authorize any other party, whether governmental or otherwise, to seek individual remedies on her behalf with respect to any Claim. The Company agrees that, by signing this Release Employee is not waiving any Claim (a “Retained Claim”) arising after the Separation Date or under the Separation Agreement.
          (b) Employee’s release of Claims is intended to extend to and include Claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19, §§ 710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, §§ 720-728, the Arizona Civil Rights Act, Ariz. Rev. Stat. §§ 41-1401 et seq, the Arizona Equal Pay Act, Ariz. Rev. Stat. §§ 23-340-341 and any other federal, state or local constitution statute, regulation Employee Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract (other than a Retained Claim), wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.

          (c) Employee has been informed of Employee’s right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of Employee’s intent to revoke this Agreement within seven (7) calendar days following the execution of this Release by Employee. Employee has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
eFunds Corporation
Gainey Center II
8501 N. Scottsdale Road
Suite 300
Scottsdale, AZ 85253
Attention: General Counsel
The Company and Employee agree that if Employee exercises Employee’s right of rescission under this Section (c), the Company’s obligations under subsections 1(b), (c), (d) and (e) of the Separation Agreement shall be null and void.
     2. Miscellaneous.
          (a) Employee may not assign or delegate any of Employee’s rights or obligations in respect of this Release and any attempted assignment or delegation shall be void and of no effect. This Release is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns. This Release is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.
          (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Release shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Release on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.
          (c) Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.
          (d) This Release may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and Employee have hereunto set their hands to this Release as of the dates set forth below.

eFUNDS CORPORATION

Dated: 2/22/06	By:	/s/ Paul F. Walsh
	Its	Chairman and CEO

Dated:		/s/ Michele J. Langstaff
Michele J. Langstaff

STATE OF Arizona)

County of Maricopa)

Subscribed and sworn before me this 22nd day of February, 2006.

/s/ Sandra A. Freeman	[seal]
Notary Public, State of Arizona
My Commission expires:8/17/09